UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 17, 2020
AMICUS THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of
Incorporation)

Delaware	001-33497	71-0869350
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Cedar Brook Drive, Cranbury, NJ 08512
(Address of Principal Executive Offices, and Zip Code)

609-662-2000
Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock Par Value $0.01	FOLD	NASDAQ
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 17, 2020, Amicus Therapeutics, Inc., a Delaware corporation (“Amicus”) entered into a Loan Agreement (the “Loan Agreement”) by and among Amicus, as the parent and a guarantor, Amicus Therapeutics International Holding Ltd, as the borrower (the "Borrower"), certain subsidiaries of Amicus from time to time party thereto as additional guarantors (together with Amicus, the “Guarantors”), and Hayfin Services LLP, as Agent (the “Agent”) for certain lenders from time to time party thereto (collectively, the "Lenders"). Capitalized terms used but not otherwise defined in this Item 1.01 have the respective meanings ascribed to such terms in the Loan Agreement.

The Loan Agreement provides for a $400 million senior secured Term Loan to be extended to Amicus, on or about the Closing Date, subject to entering into a security agreement and delivery of other customary deliverables. The Term Loan bears interest at a rate equal to 3-month LIBOR plus 6.50% per annum, or, in the event of a LIBOR Discontinuation Event, the Base Rate plus 5.50% per annum until a substitute rate for LIBOR can be agreed upon, and matures six years from the date of the funding of the Term Loan (the “Term Loan Maturity Date”). To the extent that an Event of Default occurs and is continuing, all amounts outstanding under the Loan Agreement will bear 3.0% per annum additional interest.

The Term Loan will be repaid in nine quarterly payments equal to 11.11% of the original principal amount thereof thereof starting on the forty-eight month anniversary of the Closing Date with the final quarterly payment due on the Term Loan Maturity Date.

The Term Loan is subject to mandatory prepayment provisions that require prepayment upon a change of control, the incurrence of certain additional indebtedness, asset sale, or an event of loss, subject to certain conditions set forth in the Loan Agreement. Amicus may prepay the Term Loan in whole at its option at any time. Any prepayment of the Term Loan is subject to certain make-whole premiums and prepayment premiums, the latter of which decrease until the fourth anniversary of the Closing Date at which point no prepayment penalty shall exist.

The obligations under the Loan Agreement are guaranteed by the Guarantors and secured by a first lien security interest in certain assets of the Guarantors.

The Loan Agreement contains certain customary representations and warranties, affirmative and negative covenants and events of default applicable to Amicus and the Guarantors. The Loan Agreement also contains a minimum liquidity covenant of $75 million, tested monthly and in effect at all times, and an incremental minimum consolidated revenue covenant, measured as of the previous four consecutive fiscal quarters. The minimum consolidated revenue covenant ranges from $140 million, beginning March 31, 2021, and peaks at $225 million by June 30, 2023, continuing at that level until the Term Loan is repaid. If an event of default occurs and is continuing, the Lender may declare all amounts outstanding under the Loan Agreement to be immediately due and payable.

The foregoing description of the Loan Agreement is not complete and is qualified in its entirety by reference to the full text of the Loan Agreement, which will be filed and available as an exhibit on a future Quarterly Report on Form 10-Q.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure.

        On July 17, 2020, Amicus Therapeutics, Inc. issued a press release announcing its entrance into the Loan Agreement. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits:

Exhibit No.	Description
99.1	Press Release dated July 17, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signature Page
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMICUS THERAPEUTICS, INC.
Date: July 17, 2020	By: /s/ Ellen S. Rosenberg
Name: Ellen S. Rosenberg
Title: Chief Legal Officer and Corporate Secretary